Exhibit 10.3

EXECUT1VE EMPLOYMENT CONTRACT

MADE this 16 day of February 2012, by and between CNB BANK, a state banking institution organized under the laws of the Commonwealth of Pennsylvania, with principal office at One South Second Street, P.O. Box 42, Clearfield, Pennsylvania, 16830, (hereinafter collectively referred to as “CNB”);

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RICHARD L. SLOPPY, an adult individual, residing at 309 West Market Street, Clearfield, Pennsylvania, 16830, (hereinafter “MR. SLOPPY”).

WHEREAS, MR. SLOPPY has been employed by CNB as a Senior Executive; and,

WHEREAS, the Parties wish to terminate their earlier agreements and replace them with this Agreement, and to memorialize their contractual relationship.

NOW WITNESSETH:

The Parties for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1. PRIOR AGREEMENTS: The Parties terminate all prior employment agreements, verbal or written, between them effective as of the date hereof.

2. EMPLOYMENT: CNB will employ MR. SLOPPY as an Executive Vice President, MR. SLOPPY agrees to serve in that capacity. MR. SLOPPY promises that during the term of this Agreement he shall dedicate his full time, attention and energies to his employment with CNB. MR. SLOPPY further promises that he will report to CNB’s Board of Directors’, carry out its decisions and otherwise abide by and enforce the policies of CNB.

MR. SLOPPY shall also perform such other reasonable duties as may hereafter be assigned to him by CNB consistent with his abilities and position, including but not limited to services to CNB’s parent CNB Financial Corporation and its other subsidiaries.

MR. SLOPPY will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.

MR. SLOPPY also recognizes that CNB’s success and recognition depend on his involvement with charitable and social organizations. In this regard, MR. SLOPPY agrees to engage in such social and charitable activities or organizations as are consistent with his personal responsibilities and with his position with CNB.

MR. SLOPPY shall also comply with all other CNB procedures and polices now or hereafter in effect.

MR. SLOPPY further agrees that he and the members of his family shall comport themselves at all times in a manner that reflects upon CNB in a positive fashion.

3. TERM: The term of this Agreement shall be for four (4) years commencing on January 1, 2012, and ending on December 31, 2015, unless terminated sooner pursuant to the other provisions of this Agreement.

The Parties agree that this contract shall automatically renew itself for successive terms of one (1) year unless either party gives the other ninety (90) days written notice of his or its intent not to renew the contract prior to the end of the then current term.

However, the provisions of paragraphs 6 and 7 shall continue inforce and in accordance with the provisions therein and shall survive the expiration or terminatation of the term of employment.

4. COMPENSATION: MR. SLOPPY’s shall be paid a base salary to be established annually by the Board of Directors. MR. SLOPPY may also receive such annual increases, stock, stock rights and bonuses as may from time to time be awarded by the Board of Directors.

CNB will also provide MR. SLOPPY with a family membership at the Clearfleld-Curwensville Country Club.

5. OTHER BENEFITS: MR. SLOPPY shall participate in CNB’s retirement plan, health insurance plan, life insurance plan and receive such other benefits as CNB from time to time may provide to its employees.

MR. SLOPPY shall also be entitled to 24 days paid vacation plus such sick leave as he may reasonable and actually require, both of which are upon condition that, consistent with the past practice of senior executives at CNB and upon condition that, in the opinion of the Board of Directors the amount and timing of his vacation does not unreasonably interfere with or detract from the fulfillment of his duties under this agreement.

MR. SLOPPY shall be entitled to breavement and such other employee benefits as now or hereafter granted by CNB’s personnel policies.

6. CONFIDENTIAL INFORMATION: MR. SLOPPY acknowledges and agrees that as an inducement to CNB to employ him and enter this written contract with him, that he shall not disclose, directly or indirectly, intentionally or unintentionally, during the term of this contract or at any time after its termination, any of CNB’s proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development or other information of a confidential nature (hereinafter referred to as “Confidential Information”), whatsoever regarding CNB without first obtaining the prior, written consent from CNB’s Chairperson of the Board that such disclosure is authorized. Communications with CNB’s employees, customers and business relations are excepted from the foregoing prohibition during the term of this Agreement to the extent that such communications are consistent with MR. SLOPPY’s duties.

Confidential Information shall include all information recorded, memorialized or communicated in any form whether written, printed, verbal, video, photographic, electronic, magnetic, digital or otherwise. This shall also include such confidential information as MR. SLOPPY may have memorized or remembered notwithstanding Pennsylvania or other law to the contrary.

Upon termination of this contract for any reason, MR. SLOPPY promises that he shall promptly return to CNB or its designated representative any Confidential Information, automobile, insurance cards, owner’s cards, keys, credit cards, or other CNB property, in his possession.

MR SLOPPY further promises that he will not take, keep, or record copies, duplications or reproductions of the Confidential Information or other property subject to this Agreement after termination of this Agreement.

7. COVENANT NOT TO COMPETE: As additional consideration to CNB for entering this Agreement, and for granting the severance benefits described in paragraph 8 below which are a new benefit, MR. SLOPPY covenants that he shall not compete against CNB, its parent, affiliates or subsidiaries, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of CNB, or starting his own business which would compete directly or indirectly with CNB, or have a material interest in any business, corporation, partnership, LLC, savings and loan, bank, financial institution, brokerage, or other venture which competes directly or indirectly with

CNB while he is employed by CNB and until the earlier of the following: (i) the expiration of a period of three (3) years following the date on which MR. SLOPPY is last employed by CNB or (ii) the date of a change in control of CNB, as defined in Section 8. For the purpose of defining and enforcing this covenant, CNB’s competitors will be identified at the time it seeks enforcement of this covenant. This determination shall be based on CNB’s market area and CNB’s plans for expansion or acquisition into other market areas at the time enforcement of this covenant is sought.

The Parties also agree that indirect competition shall include the instances stated above but involving MR. SLOPPY’s spouse or children.

The Parties further agree that MR. SLOPPY’s covenant not to compete shall apply in the event of his regular retirement or voluntary termination of his employment hereunder. MR. SLOPPY agrees in this regard that the security provided by this Agreement is adequate consideration for his covenant not to compete.

MR. SLOPPY agres that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon MR. SLOPPY to those that are reasonable and necessary to protect CNB’s legitimate interests. MR. SLOPPY acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent MR. SLOPPY from earning a livelihood and supporting MR. SLOPPY and his family during the relevant time period.

The existence of a claim, charge, or cause of action by MR. SLOPPY against CNB or any of its affiliates shall not constitute a defense to the enforcement by CNB of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of actitives or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of actitives, or geographic areas as to which it may be enforceable.

8. SEVERANCE PAY: If MR. SLOPPY’s employment is terminated without cause, whether or not a change in control of CNB has occurred, MR. SLOPPY shall be entitled to severance benefits equal to 2.50 times his base salary for the year in which his employment ends plus 2.50 times the average of MR. SLOPPY’s incentive pay bonuses for the three (3) years preceding the year in which his employment is terminated hereunder. This severance pay shall be tendered to MR. SLOPPY in cash in lump sum following the end of his employment with CNB. Mr. SLOPPY shall also be entitled to this severance pay if he voluntarily terminates his employment with CNB after a change in control for any of the following reasons after providing CNB notice within ninety (90) days of the occurrence of the event and a thirty (30) day opportunity to cure:

A.	Reduction in title or responsibilities;

B.	Assignment of duties or responsibilities inconsistent with MR. SLOPPY’S status as Executive Vice President;

C.	A reduction in salary or other benefits; and, or,

D.	Reassignment to a location greater than 25 miles from the location of MR. SLOPPY’s office on the date of change and control.

For the purposes of this Agreement, a “change in control” shall include but not be limited to the following:

1.	Sale of all or substantially all of CNB’s or CNB Financial Corporation’s stock;

2.	Sale of all or substantially all of CNB’s or CNB Financial Corporation’s assets;

3.	Acquisition by a third party or group acting in concert of stock sufficient to elect a majority of directors to the Board of CNB or CNB Financial Corporation; or,

4.	Ownership of more than 50% of CNB Financial Corporation stock by a single person or entity or more than one person or entity acting as a group.

Notwithstanding anything in this Agreement to the contrary, it will be a condition to MR. SLOPPY’s right to receive any severance benefits under this Section 8 that he execute and deliver to CNB no later than fifty-three (53) days following the date of termination and not revoke a release of claims in favor of CNB in the form as may be reasonably prescribed by CNB. Severance payments and benefits will commence following the expiration of the sixty (60) day period following termination of employment, provided that MR. SLOPPY has executed and delivered and not revoked the release no later than fifty-three (53) days following the date of termination and such release is effective upon the sixtieth (60th) day following termination of employment.

A form of the release which MR. SLOPPY will be required to sign in order to receive the foregoing benefits is attached hereto incorporated in this Agreement as Exhibit A, and MR. SLOPPY hereby expressly approves it.

8. TERMINATION: This Agreement may be terminated on the occurrence of any of the following events and if terminated under this paragraph, MR. SLOPPY shall not be entitled to severance benefits under Paragraph 8:

A.	The execution of a written agreement between CNB and MR. SLOPPY to terminate this Agreement;

B.	MR. SLOPPY’s death;

C.	MR. SLOPPY’s breach of any term or condition of this Agreement;

D.	MR. SLOPPY’s failure or refusal to comply with such reasonable policies, directions, standards and regulations that CNB may establish from time to time;

E.	MR. SLOPPY’s inability to fully and competently perform his duties hereunder for a period of 180 continuous days due to physical, mental or psychological illness, injury or condition; or,

F.	MR. SLOPPY ceases to qualify for his offices and responsibilities under this Agreement pursuant to any statute or regulation, now or hereafter issued by the United States of America, the Federal Reserve, the Office of the Comptroller of Currency, the Pennsylvania Department of Banking or other regulatory agency or body duly invested with authority over CNB, its parent or affiliate(s).

9. NOTICES: All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and sent by First Class Mail to the Parties as follows unless otherwise specified above:

CNB Financial Corporation	Richard L. Sloppy
CNB Bank	309 West Market Street
Attention: Chairperson of the Board	Clearfield, PA 16830
One South Second Street, P.O. Box 42
Clearfield, PA 16830

10. NON-ASSIGNMENT: The Parties acknowledge the unique nature of services to be provided by MR. SLOPPY under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to CNB’S Board of Directors and customers. Therefore, the Parties agree that MR. SLOPPY may not assign this Agreement.

11. ARBITRATION: The Parties agree that all disputes or questions arising under this Agreement or because of their employment relationship shall be submitted to arbitration by three (3) arbitrators. Each Party shall select one (1) arbitrator, and then those two (2) arbitrators shall select a third (3) arbitrator. The arbitrators’ decision need not be unanimous. Arbitration shall be conducted at a private location in Clearfield County convenient to the parties. The arbitrators must reach and give notice of their decision within five (5) days after completion of an arbitration. The Pennsylvania Uniform Arbitration Act, 42 Pa.C.S.A. §57301 et sec. shall govern arbitrations hereunder. CNB shall compensate the arbitrators and stenographer if used. CNB shall also pay for the arbitration room. Each party shall pay their attorney fees and other costs.

12. LIMITATION ON PAYMENTS: In the event that the severance and other benefits provided for in this Agreement or otherwise payable to MR. SLOPPY (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 13, would be subject to the excise tax imposed by Section 4999 of the Code, than MR. SLOPPY’s severance benefits shall be either:

A.	delivered in full (the “Full Amount”), or

B.	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code (the “Reduced Amount”).

MR. SLOPPY shall only be entitled to delivery of the Full Amount if, on an after-tax basis after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, payment of the Full Amount would result in MR. SLOPPY receiving an amount equal to or greater than 110% of the Reduced Amount. If MR. SLOPPY is entitled to receive the Reduced Amount, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments. Unless CNB and MR. SLOPPY otherwise agree in writing, any determination required under this Section 13 shall be made in writing by CNB’s independent public accountants, whose determination shall be conclusive and binding upon CNB and MR. SLOPPY for all purposes. For purposes of making the calculations required by this Section 13, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CNB and MR. SLOPPY shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section. CNB shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 13.

13. COMPLIANCE WITH SECTION 409A OF THE CODE: MR. SLOPPY and CNB acknowledge that each of the payments and benefits promised to MR. SLOPPY under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, MR. SLOPPY and CNB agree that the payment described in section 8 is intended to be excepted from compliance with Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A- 1(b)(4).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after MR. SLOPPY’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-l(h)) and, if MR. SLOPPY is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1 (i)) on the date of his separation from service, the first day of the seventh month following MR. SLOPPY’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

15. INJUNCTIVE RELIEF: MR. SLOPPY acknowledges and accepts that his compliance with his Agreements in Sections 6, 7 and/or 8 is an integral part of the consideration to be received by CNB and is necessary to protect the equity value, business and goodwill and other proprietary interests of CNB. MR. SLOPPY acknowledges that a breach of his Agreements in Sections 6, 7 and/or 8 will result in irreparable and continuing damage to CNB and the business of CNB for which the remedies at law will be inadequate, and agrees that, in the event of any breach of the aforesaid Agreements, CNB and its successors and assigns shall be entitled to seek injunctive relief and to any such other and further relief as may be proper.

16. ENFORCEABILITY: If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17. GENERAL PROVISIONS:

A.	This Agreement shall be governed by the laws of Pennsylvania;

B.	In construing or interpreting this Agreement, “CNB” and “MR. SLOPPY” shall mean, wherever applicable, the singular or plural, the masculine or the feminine, individual, individuals, partnership or corporation, as the case may be;

C.	This Agreement represents the sole agreement of the parties on these subjects and supersedes all prior communications, representations and negotiations, whether oral or written;

D.	This Agreement can only be modified or amended by the prior written consent of both parties hereto;

E.	Jurisdiction and venue shall rest in the Court of Common Pleas of Clearfield, Pennsylvania, for all suits, claims and causes of action whatsoever;

F.	Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that party’s rights or remedies, nor shall a party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that party from insisting upon strict compliance in the future; and

G.	The Parties deem that the terms of this Agreement are unique, and in addition to their other rights and remedies at law, and at equity, either Party shall have the right to specifically enforce the terms of this Agreement.

H.	This Agreement shall bind the Parties’ heirs, successors, representatives, related corporations and assigns.

I.	Notwithstanding anything herein contained to the contrary, and payment to MR. SLOPPY by CNB, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above for the purposes herein contained.

CNB BANK		MR. SLOPPY

By:	/s/ Joseph B. Bower, Jr.	By:	/s/ Richard L. Sloppy
	Joseph B. Bower, Jr. President		Richard L. Sloppy

EXHIBIT A

RELEASE OF CLAIM

For and in consideration of the payments to be provided to me upon the expiration of the Term or upon the termination of my employment, as applicable (the “Applicable Date”) pursuant to the applicable provision of the agreement between me and CNB Bank (the “Employer”) dated                 , 2012 (the “Employment Agreement”), which are conditioned on my signing this Release of Claims:

I, Richard L. Sloppy, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Employer, its Affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from or arising out of my employment by the Employer or any of its Affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or stales in which 1 have been employed by the Employer or any of its Affiliates, each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Employer may specify) from the later of the Applicable Date or the date I receive this Release of Claims, provided that this Release of Claims, signed and dated by me, is received not later than the sixtieth (60th) day following the Applicable Date by the person designated under the Agreement to receive notices on behalf of the Employer in order for me to qualify for benefits under the applicable provision of the Agreement.

I also acknowledge that I was advised by the Employer and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release of Claims have the meaning assigned to them in the Agreement.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the dale of my signing by written notice to the person designated under the Agreement to receive notices on behalf of the Employer and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: